SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.   20549

                              FORM 8-K

                           CURRENT REPORT
              PURSUANT TO SECTION 13 or 15(d) of the
                  SECURITIES EXCHANGE ACT OF 1934

   Date of Report  (date of earliest event reported) January 31, 1996

                 PUBLIC SERVICE COMPANY OF COLORADO
              ________________________________________
         (exact name of registrant as specified in charter)


                              Colorado
                        ____________________
                   (State or other jurisdiction
                         of incorporation)


            1-3280                               84-0296600
           ________________                   _________________
        (Commission File No.)                  (IRS Employer
                                              Identification No.)


      1225 Seventeenth Street, Denver,  Colorado       80202
   __________________________________________________________
      (Address of principal executive offices)      (Zip Code)


   Registrant's telephone number, including area code  (303) 571-7511

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   ITEM 5.   Other Events

        On January 31, 1996, at separate meetings of shareholders, the holders of Public Service Company of Colorado ("PSCo") Common Stock, PSCo Preferred Stock and Southwestern Public Service Company ("SPS") Common Stock approved an agreement and plan of reorganization, as amended (the "Merger Agreement"). Pursuant to such Merger Agreement, the holders of PSCo Common Stock and SPS Common Stock will become holders of common stock of New Century Energies, Inc. ("NCE"), upon the completion of the mergers of two wholly-owned subsidiaries of NCE into PSCo and SPS, respectively (the "Mergers"). As a result of the Mergers, NCE will become the holding company for PSCo and SPS registered under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act").

        As part of the Mergers, each outstanding share of PSCo Common Stock, par value $5.00 per share, will be canceled and converted into the right to receive 1.00 share of NCE common stock, par value $1.00 per share, and each outstanding share of SPS common stock, par value $1.00 per share, will be canceled and converted into the right to receive 0.95 of one share of NCE common stock. At December 31, 1995, PSCo had
   63.4 million shares of common stock outstanding and SPS had
   40.9 million common shares outstanding. Based on such capitalization, the Merger would result in the common shareholders of PSCo owning 62% of the common equity of NCE and the common shareholders of SPS owning 38% of the common equity of NCE. The Merger Agreement and the Mergers will not affect the debt, including mortgage bonds and shares of preferred stock of PSCo and SPS outstanding at the time of Mergers.

        The Mergers are subject to customary closing conditions, including, without limitation, the receipt of all necessary governmental approvals and the making of all necessary governmental filings, including approvals and findings of state utility regulators in Colorado, Texas, New Mexico, Wyoming and Kansas and the approval of the Federal Energy Regulatory Commission ("FERC"), the Securities and Exchange Commission ("SEC") under the 1935 Act, the Nuclear Regulatory Commission, and the filing of the requisite notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable period thereunder. Applications to the state regulatory commissions,

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   the FERC and the SEC have been filed and, on November 28,
   1995, the Kansas Corporation Commission issued an order granting SPS s request for authority for the issuance of common stock to NCE pursuant to the Merger Agreement. It is expected the regulatory process will be completed in third quarter 1996.

        NCE will serve approximately 1.5 million electric customers in Colorado, Texas, New Mexico, Wyoming, Oklahoma and Kansas and will provide natural gas service to 963,000 customers in Colorado and Wyoming. The business of NCE will consist of utility operations and various non-utility enterprises.

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                             SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                            PUBLIC SERVICE COMPANY OF COLORADO

                                      /s/ R. C. Kelly
                                 _____________________________
                                           R. C. Kelly
                                 Senior Vice President, Finance,
                             Treasurer and Chief Financial Officer


   Dated:     February 1, 1996

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